Exhibits 5.1, 8.1, 23.1




December 30, 2002

Structured Asset Mortgage Investments Inc.
383 Park Avenue
New York, NY 10179

               Structured Asset Mortgage Investments Inc.
               Mortgage Pass-Through Certificates Series 2002-AR5

Ladies and Gentlemen:

         We are counsel to Structured Asset Mortgage Investments Inc., a Delaware corporation (the "Registrant"), in connection with the issuance and sale by Structured Assets Mortgage Investments Trust 2002-AR5 (the "Issuer") of Mortgage Pass-Through Certificates, Series 2002-AR5 ("Certificates"), pursuant to that certain Pooling and Servicing Agreement, dated as of December 1, 2002, by and among the Registrant, Bank One National Association, as trustee, Wells Fargo Bank Minnesota, National Association, as master servicer and securities administrator, and EMC Mortgage Corporation (the "Pooling and Servicing Agreement").

         In rendering this opinion letter, as to relevant factual matters we have examined the Pooling and Servicing Agreement and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies,
(ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to, but instead we assume that (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document and (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, and (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other


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similar laws affecting the rights of creditors or any secured parties, as to which laws we express no opinion herein.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States and the laws of the State of New York. We do not express any opinion herein with respect to the securities laws of any jurisdiction or any matter not specifically addressed in the opinions expressed below.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the authorization, execution and delivery thereof by the parties thereto, is a valid and legally binding agreement of the Registrant under the laws of the State of New York, enforceable thereunder against the Registrant in accordance with its terms.

         2. The Certificates, assuming the authorization, execution and delivery of the Pooling and Servicing Agreement, the execution and authentication of such Certificates in accordance with the Pooling and Servicing Agreement and the delivery and payment therefor as contemplated in the Registration Statement, dated August 28, 2001, on Form S-3, as amended on Form S-3/A on December 4, 2001, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (collectively, the "Registration Statement"), and the Prospectus, dated October 29, 2002 (the "Prospectus"), and the Prospectus Supplement, dated December 26, 2002 (the "Prospectus Supplement"), delivered in connection therewith, are legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement.

         3. The description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus and under the heading "Federal Income Tax Considerations" in the Prospectus Supplement, while not purporting to discuss all possible federal income tax consequences of an investment in the Certificates, is accurate with respect to those tax consequences which are discussed, and we hereby adopt and confirm that description as our opinion.

         We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K pursuant to Rule 13a-11 under the Securities Exchange Act of 1934, as amended, and to the use of our name in the Prospectus Supplement under the heading "Legal Matters", without admitting that we are "persons" within the meaning of Section 7(a) or 11(a) (4) of the Securities Act of 1933, as amended, or "experts" within the meaning of Section 11 thereof, or the General Rules and Regulations of the Securities and Exchange Commission thereunder, with respect to any portion of the Registration Statement.

                                        Very truly yours,

                                        GREENBERG TRAURIG LLP